Exhibit 23.2
                                                                  ------------


                              ACCOUNTANT'S CONSENT



To Board of Directors
CORT Business Services Corporation:

     We consent to the incorporation by reference in the Registration Statements on Form S-8 of CORT Business Services Corporation of our report dated March 15, 1996 with respect to the consolidated balance sheets of Evans Rents as of December 31, 1995 and 1994, and the related consolidated statements of operations, statements of shareholders' deficit, and cash flows for each of the two year periods ended December 31, 1995, which report appears in the Form 8-K of CORT Business Services Corporation dated June 13, 1996.






                                             Ernst & Young LLP

Los Angeles, California
November 5, 1996